ASSET PURCHASE AGREEMENT
                          DATED AS OF
                       NOVEMBER 14, 2011
                           BETWEEN
                  SCIENTIFIC INDUSTRIES, INC.
                SCIENTIFIC BIOPROCESSING, INC.
                             AND
                  FLUOROMETRIX CORPORATION





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                     TABLE OF CONTENTS


1. DEFINITIONS.	                                     3
1.1. DEFINITIONS	                                     3
1.2. OTHER DEFINED TERMS	                         9
2. PURCHASE OF THE ACQUIRED ASSETS.	                  10
2.1. PURCHASE AND SALE	                              10
2.2. ASSUMPTION OF LIABILITIES	                  11
2.3. EXCLUDED ASSETS	                              11
2.4. EXCLUDED LIABILITIES	                        11
3. PURCHASE PRICE AND CLOSING.	                  11
3.1. PURCHASE PRICE	                              11
3.2. CLOSING	                                    12
3.3. INSTRUMENTS OF TRANSFER	                        12
3.4. PURCHASE PRICE ALLOCATION	                  12
4. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR	      13
4.1. DUE ORGANIZATION; QUALIFIED; NO SUBSIDIARIES.    13
4.2. AUTHORIZATION	                              13
4.3. NO CONFLICTS OR VIOLATION.	                  13
4.4. CONTRACTS AND COMMITMENTS	                  13
4.5. MATERIAL CONTRACTS; NO DEFAULT; ASSUMED CONTRACTS
AND COMMITMENTS; NO DEFAULT.	                        14
4.6. TITLE TO AND SUFFICIENCY OF THE ACQUIRED ASSETS	15
4.7. MATTERS RELATING TO THE ACQUIRED ASSETS.	      15
4.8. LITIGATION; OTHER CLAIMS	                        15
4.9. LICENSES AND PERMITS; REGULATORY FILINGS; LEGAL
COMPLIANCE.	                                          15
4.10. CONDUCT OF BUSINESS IN COMPLIANCE WITH
REGULATORY REQUIREMENTS; WARRANTIES.	            16
4.11. SUBJECT IP.	                                    16
4.12. FINANCIAL STATEMENTS	                        18
4.13. ENVIRONMENTAL MATTERS	                        19
4.14. ABSENCE OF CERTAIN LIABILITIES	            19
4.15. INVESTMENT REPRESENTATIONS	                  19
4.16. BROKERAGE	                                    19
4.17. DISCLOSURE	                                    20
5. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE AND SI	20
5.1. DUE ORGANIZATION	                              20
5.2. AUTHORIZATION; BINDING OBLIGATIONS	            20
5.3. NO DEFAULT OR VIOLATION	                        20
5.4. SECURITIES FILINGS	                              20
5.5. BROKERAGE	                                    21
5.6. VALID ISSUANCE OF SHARES	                        21
6. CONDITIONS PRECEDENT TO CLOSING	                  21
6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER
THIS AGREEMENT	                                    21
6.2. CONDITIONS TO OBLIGATIONS OF ASSIGNEE AND SI	22
6.3. CONDITIONS TO OBLIGATIONS OF ASSIGNOR	      23
7. POST-CLOSING MATTERS	                              24
7.1. COVENANT OF FURTHER ASSURANCES	                  24
7.2. PAYMENT OF TAXES	                              24
7.3. DEFENSE OF CLAIMS AND LITIGATION	            25
7.4. RETENTION OF RECORDS	                        25
7.5. SHARING OF DATA	                              25
7.6. CONFIDENTIALITY.	                              25
8. NON-COMPETITION COVENANT.	                        26
9. INDEMNIFICATION PROVISIONS	                        26
9.1. INDEMNIFICATION.	                              26
9.2. INDEMNIFICATION PROCEDURE.	                  27
9.3. SURVIVAL OF REPRESENTATION AND WARRANTIES	      29
10. MISCELLANEOUS.	                              29
10.1. WAIVERS AND AMENDMENTS.	                        29
10.2. PERFORMANCE	                                    29
10.3. NOTICES	                                    29
10.4. EXPENSES	                                    30
10.5. PUBLICITY	                                    30
10.6. ENTIRE AGREEMENT	                              31
10.7. GOVERNING LAW.	                              31
10.8. INTERPRETATION	                              31
10.9. MODIFICATION	                              31
10.10. SEVERABILITY	                              32
10.11. DISCLOSURE SCHEDULE AND EXHIBITS	            32
10.12. COUNTERPARTS AND FACSIMILE SIGNATURES	      32
10.13. NO ASSIGNMENT BY ASSIGNOR	                  32
10.14. WAIVER OF JURY TRIAL	                        33

List of Exhibits and Disclosure Schedule
Exhibit A - Escrow Agreement
Exhibit B - Form of Promissory Note
Exhibit C - R&D Agreement
Exhibit D - Form of Non-Competition Agreement
Exhibit E - Form of Legal Opinion of Cooley LLP
Disclosure Schedule

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                   ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT is made this 14th day of November, 2011 by and among SCIENTIFIC INDUSTRIES, INC., a Delaware Corporation ("SI"), its wholly owned subsidiary, SCIENTIFIC BIOPROCESSING, INC., a Delaware corporation ("Assignee") and FLUOROMETRIX CORPORATION, a Massachusetts corporation ("Assignor").

       WHEREAS, Assignor owns and desires to sell and assign to Assignee and Assignee desires to acquire from Assignor all of the assets of Assignor related to Bioprocessing (as hereinafter defined) including licenses and sublicenses with respect to patents owned by the University of Maryland Baltimore County ("UMBC"); and

       NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

       1. Definitions.

          1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:

             (a)"Acquired Assets" shall have the meaning set forth in
Section 2.1 below.

             (b) "Acquisition" shall mean the purchase of the Acquired Assets and the other transactions contemplated by this Agreement and the other Related Documents.

             (c) "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this definition, the terms "control," "controlled by" and "under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and
(ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

             (d) "Agreement," "this Agreement," "hereto," "hereof," "hereunder," "hereby," and similar expressions refer to this Agreement as a whole, including the schedules, appendices and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

             (e) "Assignor-Related Claims" shall mean claims arising out of or connected or substantially related to (i) the ownership or the Exploitation of any Acquired Asset by or on behalf of Assignor or any Assignor Affiliate on or before the Closing Date or (ii) the operation of any business by or on behalf of Assignor or any Assignor Affiliate at any time with respect to the Acquired Assets.

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             (f) "Assumed Contracts" shall mean the contracts listed in
Section 1.1(f) of the Disclosure Schedule.

             (g) "Bioprocessing" shall mean all products, systems and methods employing the bioprocessing technology which was or is to be employed or applied in whole or in part and the related Trade Secrets by or on behalf of Assignor under or with respect to the Patent Rights.

             (h) "Bioprocessing Business" shall mean the research, development, production, marketing and sale of Bioprocessing products, systems, methods and processes with respect to the then or contemplated business of SI or the Assignee including Bioprocessing.

             (i) "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

             (j) "Computer Code" shall mean hardware, firmware, and software, regardless of form (e.g., embedded logic, object code or source code) or language, where such hardware, firmware, and software performs logic or other operations or includes instructions, such that when executed, the instructions cause a computer or other data processing system to carry out logic or other operations.

             (k) "Confidential Information" shall mean all ideas and information of any kind that are held in confidence by one person and transferred, disclosed or made available to a receiving person and are identified at the time of disclosure as being proprietary or confidential. The obligations in this Agreement with respect to Confidential Information shall not apply to any portion of the Confidential Information that the receiving person can demonstrate by legally sufficient evidence (i) now or hereafter, through no act or failure to act on the part of the receiving person, is or becomes public; (ii) is known to the receiving person or one of its Affiliates at the time such person receives such Confidential Information except as a result of the person?s employment or affiliation with Assignor; (iii) is hereafter furnished to the receiving person by a third person unrelated to the disclosing person without violating any agreement with the disclosing person; or (iv) is independently developed by the receiving person or one of its Affiliates without use of any Confidential Information received from the other person.

             (l) "Copyrights" shall mean all original works of authorship, including all copyrights and registrations or applications for registration of copyrights in any jurisdiction, including any renewals or extensions thereof, advertising materials, publications, technical papers and Computer Code, instructional brochures, and any right (whether by license or otherwise) to use any of the foregoing, that are owned, used or held for use by Assignor in connection with any Acquired Asset.

             (m) "Disclosure of Invention" shall mean any written, oral or visual idea, concept or invention of Assignor, any Assignor Affiliate or any person from whom Assignor or any Assignor Affiliate has obtained intellectual property rights in any manner relating to an Acquired Asset, whether or not such idea, concept or invention has been filed as a patent application or submitted by the inventor(s) to any attorney, agent or other representative of Assignor or any Assignor Affiliate for evaluation as to patentability.

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             (n) "Disclosure Schedule" shall mean the lists and other
information delivered by Assignor to Assignee in response to the requirements of Section 4.

             (o) "Environmental Law" shall mean any Law relating to:
(i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii)
 wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

             (p) "Exploit" or "Exploitation" shall mean, with respect to any product, invention, system, process, intellectual property or asset, to disclose, manufacture, produce, import, use, operate, research, design, develop, perform clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, intellectual property or asset, or to have another person do any of the same.

             (q) "Governmental Authority" shall mean any nation, territory or government, foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all taxing authorities and all U.S. and European bodies and all other entities exercising regulatory authority over Acquired Assets or devices.

             (r) "Hazardous Substance" shall mean any substance that is
(i) listed, classified or regulated pursuant to any Environmental Law,
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

             (s) "Initial Specifications" shall mean any and all patterns, plans, designs, research data, techniques, methods, formulae, specifications, Manufacturing Processes, vendor, raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, design history files, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures, research and development records, compositions, improvements, proposals, technical and computer data and Computer Code and related documentation, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocols) reasonably necessary for or used or held for use by or on behalf of Assignor or any Assignor Affiliate in connection with the Exploitation of any Acquired Asset, and all copies and tangible embodiments of the foregoing.

             (t) "Insider" shall mean any stockholder, director or officer of Assignor or any Assignor Affiliate.


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             (u) "Intellectual Property" means all patents, patent
applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, trademarks, trade names, corporate names, goodwill associated therewith, and applications, registrations, and renewals in connection therewith, copyrights and applications, registrations, and renewals in connection therewith, websites, mask works and applications, registrations, and renewals in connection therewith, trade secrets and confidential business information including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, computer software (including data and related documentation), other proprietary rights that are used or are necessary to the conduct of the Bioprocessing Business by Assignor.

             (v) "Knowledge" shall mean the knowledge, after due inquiry, of the officers (including the Chief Executive Officer, Chief Financial Officer and any person holding an office of vice president (or comparable office of authority) or above) and directors of Assignor and the technical employees of Assignor?s business related to the Acquired Assets.

             (w) The term "Law" shall mean any federal, state, local, municipal, international, multinational, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, guideline, ruling requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

             (x) The term "license" shall include not only rights granted under formal or informal license agreements including the Subject License, but also other rights to use (including rights granted by means of covenants not to sue).

             (y) "Lien" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed, or assets, tangible or intangible, securing an obligation owed to, or a claim by a third person, or otherwise evidencing an interest of a person other than the owner of the property or asset, whether such interest is based on Law or contract, and including any security interest, security title, lien, mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, legal or equitable claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option, trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes or other title exception affecting any property or asset.

             (z) "Litigation Matter" shall mean any claim, investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial, to which a Party is (or, to such Party's knowledge, is threatened to be made) a party, or relating to any Acquired Asset, or this Agreement (in each case whether such Party is a plaintiff, defendant or otherwise), at law or in equity or otherwise, or before any Governmental Authority.

             (aa) "Manufacturing Processes" shall mean all processes related to the production of the Acquired Assets, including: (i) flow charts and process descriptions of each and every process step for the manufacture of the Acquired Assets; (ii) molding parameters such as temperature, flow rate and pressure for all molds and molded components in the Acquired Assets; and (iii) full and complete specifications on all equipment used specifically for the Acquired Assets, such as molds, gluing stations, fixtures, jigs and test equipment including software and Computer Code.

             (bb) "Material Adverse Effect" shall mean any change, effect or circumstance that (i) is materially adverse to any Acquired Asset, (ii) materially impairs the ability of any Party to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any other Related Document, or otherwise materially impedes the consummation of the Acquisition or (iii) has a material adverse effect on the financial value of any Acquired Asset to Assignee or on the ability of Assignee to Exploit any Acquired Asset after the Closing.

             (cc) "Net Fees and Royalties? shall mean the fees and royalties paid to or on account of Assignee after deducting the fees and royalties paid or to be paid by Assignee or its assignee to the licensor or sublicensor under the license and sublicense agreements pursuant to which the fees and royalties were received.

             (dd) "Net Infringement Fees" shall mean payments made or credits awarded to Assignee or its assignee by a sublicensee under the Subject Sublicenses which are part of the Acquired Assets for alleged infringement of the related patent net of amounts paid or credited or to be paid or credited to any sublicensee pursuant to the terms of the relevant Subject Sublicense.

             (ee) "Parties" shall mean Assignor, Assignee and SI, each of which is sometimes referred to as a "Party."

             (ff) "Patent Rights" shall mean the United States and foreign patents and patent applications listed in Section 1.1(ff) of the Disclosure Schedule.

             (gg) The term "person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

             (hh) "Records" shall mean and include all of the following to the extent that they relate to any Acquired Asset
(in each case, whether such materials are evidenced in writing, electronically, or otherwise): all business records (including regulatory compliance records); all Regulatory Correspondence (together with all supporting and background documentation); submissions and reports to any notified body or competent authority and all other records and materials necessary to comply with requirements of third party auditors; all data and information relating to any testing of Acquired Assets; risk management records; documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind; tangible data; any vendor, supplier or service provider lists (including a description of the underlying commercial arrangements with such vendors, suppliers or service providers that may omit the financial terms); promotional literature and advertising materials with support data; catalogs; research material; technical information, blueprints, technology, technical designs, drawings, specifications and other product development records used or held for use by or on behalf of Assignor or any Assignor Affiliate.

             (ii) "Regulatory Correspondence" shall mean any and all of the following: all applications, registrations, approvals, concurrences, and filings with, and other submissions and


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correspondence relating to any Acquired Asset, including to or from a United States or foreign patent office, any state counterpart, and any other Governmental Authority (in each case together with all supporting and background documentation).

             (jj) "Related Documents" shall mean (i) each of this Agreement, the R&D Agreement, the Escrow Agreement and the instruments of transfer contemplated by Section 3.3 and (ii) each other document to which Assignor or any of the Assignor Affiliates or Assignee or SI or any of its Affiliates is a party that is delivered in connection with the transactions contemplated by this Agreement.

             (kk) "Subject IP" shall mean all rights in any and all of the following throughout the world: (i) Subject Patent Rights,
(ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets and (v) rights to sue, recover and retain damages for past, present and future infringement, misappropriation, dilution, or other violation of any of the foregoing.

             (ll) "Subject License" shall mean the Exclusive License Agreement, effective January 31, 2001 between UMBC and Assignor with respect to the Subject Patent Rights as to the Patent Rights and Amendments thereto dated as of April 27, 2001, May 4, 2004, December 31, 2005 and as of May 1, 2008.

             (mm) "Subject Patent Rights" shall mean all Patent Rights that are licensed to or otherwise available to Assignor or any Assignor Affiliate and used or held for use by Assignor or any Assignor Affiliate in connection with any Acquired Asset or the Exploitation of any Acquired Asset.

             (nn) "Subject Sublicenses" shall mean the sublicenses granted by Assignor under the Subject License including, without limitation, those set forth in Section 1.1(nn) of the Disclosure Schedule.

             (oo) "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, single business, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

             (pp) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             (qq) "Trademarks" shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, that are owned, used or held for use by Assignor in connection with any Acquired Asset, including the Registered Trademarks set forth in Section 1.1(q)(q) of the Disclosure Schedule.

             (rr) "Trade Secret" shall mean all data and information owned by, used by or held for use by or on behalf of or licensed to (or otherwise available to) Assignor or any Assignor Affiliate and maintained in confidence by Assignor or any Assignor Affiliate, that in any way relates to any Acquired Asset or the Exploitation of any Acquired
 Asset, including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists (including a description of the underlying commercial arrangements with such customers and suppliers that may omit the financial terms), and other scientific or technical data or information conceived, memorialized, developed or reduced to practice, in each case whether or not patentable in any jurisdiction. Until such time as any particular patent has been published in accordance with the terms of a patent application or such patent application has been published, the term "Trade Secret" shall be deemed to include all inventions disclosed in such patent application.

          1.2. Other Defined Terms. Definitions of the defined terms listed below are contained in the Section set forth opposite the defined term in the table below:

     Defined Term                           Section of Agreement

Acquired Assets                             Section 2.1
Assignee                                    Preamble
Assignee Indemnified Parties                Section 9.1(b)
Assignor                                    Preamble
Assignor Indemnified Parties                Section 9.1(a)
Assumed Liabilities                         Section 2.2
Bioprocessing Business                      Section 8(a)
Claim Notice                                Section 9.2(a)
Closing                                     Section 3.2
Closing Date                                Section 3.2
Contracts                                   Section 4.4
Damages                                     Section 9.1(a)
Escrow Agent                                Section 3.1
Escrow Agreement                            Section 3.1
Escrow Fund                                 Section 3.1
Excluded Assets                             Section 2.3
Excluded Liabilities                        Section 2.4
Indemnification Claim                       Section 9.2(a)
Indemnified Party                           Section 9.2(a)
Indemnifying Party                          Section 9.2(a)
Material Contracts                          Section 4.4
Patent Applications                         Section 4.11
Permits                                     Section 4.9(a)
Product Data                                Section 4.7(a)
Purchase Price                              Section 3.1


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R&D Agreement                               Section 6.2(e)
Securities                                  Section 4.15
Shares                                      Section 4.15
SI                                          Preamble
Third-Party Claim                           Section 9.2(a)

       2. Purchase of the Acquired Assets.
          2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Assignor shall sell, transfer and assign to Assignee, and Assignee shall purchase and acquire from Assignor, all right, title and interest throughout the world in and to all of the assets of Assignor (but not including any Excluded Assets, as defined in Section 2.3), as they exist on the Closing Date (the "Acquired Assets"), in each case free and clear of all Liens except for the Assumed Liabilities, including without limitation:

             (a) the Subject Patent Rights;

             (b) all licenses and sublicenses relating to the Patent Rights set forth in Section 2.1(b) of the Disclosure Schedule;

             (c) the Subject License;

             (d) all Subject Sublicenses;

             (e) the Subject  IP;

             (f) all Product Records related to the Bioprocessing
Business and to the Subject License and Subject Sublicenses;

             (g) to the extent transferable, all Permits, if any;

             (h) all income, royalties, damages and payments due or payable as of the Closing Date or thereafter relating to any of the Subject IP, Subject License and Subject Sublicenses (including damages and payments for past, present or future infringement, misappropriation, dilution or other violation thereof, the right to sue, recover and retain damages for past, present or future infringement, misappropriation, dilution or other violation thereof, and any and all corresponding rights that, now or hereafter, may be secured);

             (i) the right to defend against claims made that any of the Subject IP or Subject Sublicenses infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any person;
             (j) the right to prosecute all Patent Applications and maintain all Subject Patent Rights included in the Subject IP;

             (k) to the extent the following relate to any Acquired
Asset: all claims, causes of action, chooses in action, rights of recovery, and rights of set-off of any kind;


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             (l) all rights under any Assumed Contracts;

             (m) to the extent that any of the following relate primarily to an Acquired Asset: all other assets of Assignor (whether real, personal or mixed, tangible or intangible);

             (n) all goodwill and moral rights relating to any Acquired
Asset; and

             (o) all other assets of Assignor including its inventory and work-in-progress related to Bioprocessing and the Bioprocessing products, systems and methods owned or under development by or on behalf of Assignor.

          2.2. Assumption of Liabilities. Effective as of the Closing Date, Assignee shall assume and agree to perform the Assumed Liabilities, as set forth in this Section 2.2. Assignee shall be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all of (and Assignor shall have no responsibility with respect to) the Assumed Liabilities. The "Assumed Liabilities" shall mean the outstanding obligation not to exceed $230,000 of Assignor to UMBC under the Subject License, payment for which shall be made by Assignor at the Closing pursuant to Section 3.1(a)(iii) and all liabilities of Assignor arising under the Acquired Assets with respect to post-Closing conduct (other than liabilities or obligations attributable to any failure by Assignor to comply with the terms of any Assumed Contract except for the aforesaid $230,000 obligation to be paid by Assignee at the Closing pursuant to Section 3.1(a)(iii) or liabilities which both (x) are not apparent on the face of any Assumed Contract and (y) were not disclosed to Assignee in the Disclosure Schedule).

          2.3. Excluded Assets. Nothing herein shall be deemed to sell, transfer, assign or convey to Assignee, Assignor's right, title and interest as of the Closing Date in and to all assets other than the Acquired Assets (the "Excluded Assets") including all computers, printers, photocopiers, fax machines and other office equipment and all business records of Assignor or any Assignor Affiliate not related to the Acquired Assets.

          2.4. Excluded Liabilities. Assignor shall be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all (and Assignee shall not have any responsibility with respect to any) liabilities and obligations of Assignor other than the Assumed Liabilities (the "Excluded Liabilities"), including all liabilities and obligations in any way relating to any Acquired Asset on or prior to the Closing Date.

       3. Purchase Price and Closing.

          3.1. Purchase Price. Subject to the other provisions of this Agreement, Assignee shall pay to Assignor, the purchase price (the "Purchase Price") as follows:

             (a) at Closing (except as provided in (iv) below):

         (i) $100,000 by wire transfer of immediate funds to Reitler Kailas & Rosenblatt LLC, as the Escrow Agent to be held pursuant to the Escrow Agreement in the form of Exhibit A hereto;

         (ii) $160,000 by wire transfer of immediate funds to the account designed by Assignor;

         (iii) $230,000 by a promissory note in the form of Exhibit B hereto payable to UMBC on behalf of Assignor and bearing interest at 3.25% (representing the prime rate of Chase Bank published in the Wall Street Journal on the date of Closing) with principal and interest payable in 36 equal monthly installments of $6,714.05;

         (iv) Such number of restricted shares of Common Stock of SI registered in the name of the Assignor with an aggregate value of $400,000 (the ?Shares?) based on a per share value equal to the average of the closing bid and asked prices on the Over-the-Counter Bulletin Board for the three business days immediately prior to the Closing Date as reported in the OTC Market Report. One-third of the Shares shall be delivered to Assignor as soon as practicable but no later than three (3) business days following the Closing Date, and subject to the terms of the Escrow Agreement, the remaining two-thirds of the Shares shall be delivered to the Escrow Agent, of which one-half are to be delivered by the Escrow Agent to Assignor on each of the first and second anniversary of the Closing Date.

             (b) In addition, Assignee shall pay Assignor within thirty (30) days following receipt an amount equal to (i) thirty percent (30%) of the Net Fees and Royalties (exclusive of Net Infringement Fees) received by Assignee or its assigns under a sublicense with respect to the Subject IP, (ii) fifty percent (50%) of the Net Infringement Fees received by Assignee or its assignee under a sublicense with respect to the Subject IP; and (iii) fifty percent (50%) of the one-time fees, if any, other than royalty fees, paid by a person with respect to the grant of a sublicense, which fees are not based on performance, sales, revenues or results of the sublicensing party.

          3.2. Closing. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall be held at 10:00 a.m. at the offices of Reitler Kailas & Rosenblatt LLC, 885 Third Avenue, 20th Floor, New York, NY 10022 (or remotely via exchange of documents and signature pages including via PDF and facsimile) on November 14, 2011 or such other date as the Parties may agree (the "Closing Date").

          3.3. Instruments of Transfer. The transfer of the Acquired Assets to Assignee and the assumption of Assumed Liabilities by Assignee at the Closing shall be effected by the execution and delivery of one or more bills of sale and assignment and other instruments of transfer, all in forms prepared by Assignee and reasonably acceptable to Assignor.

          3.4. Purchase Price Allocation. Assignee shall prepare an allocation of the Purchase Price and Assumed Liabilities (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060, which allocation shall be binding upon Assignor. Assignee shall deliver such allocations to Assignor within sixty
(60) days after the Closing Date. Assignee and Assignor shall report and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with such allocation as prepared by Assignee. Assignor shall timely and properly prepare, execute, file and deliver all such documents and other information as Assignee may reasonably request to prepare such allocation.

       4. Representations and Warranties of Assignor. As a material inducement to Assignee and SI to enter into this Agreement and each of the other Related Documents to which it is a party, Assignor hereby represents and warrants to Assignee and SI that, except as set forth in the Disclosure Schedule, the following statements are true and correct as of the Closing Date:

          4.1. Due Organization; Qualified; No Subsidiaries.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts. Assignor has corporate power to own its properties and to conduct its business as currently owned and conducted. Assignor does not have and has not had any subsidiaries and does not own and has not owned any equity interest in any other corporation or entity.

          4.2. Authorization. Assignor has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement and the other Related Documents to which it is a party, without need for any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing with any Governmental Authority or other person. The execution, delivery and performance by Assignor of this Agreement and the other Related Documents to which it is a party and the consummation by Assignor of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Assignor, including approval of this Agreement and the other Related Documents to which Assignor is a party by the Board of Directors and the stockholders of Assignor. This Agreement and the other Related Documents to which Assignor is a party evidence the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally. This Agreement and the other Related Documents to which Assignor is a party have been duly and validly executed and delivered by Assignor.

          4.3. No Conflicts or Violation. The execution, delivery and performance by Assignor of this Agreement and the other Related Documents to which it is a party do not and will not violate or require any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing under any Law by which Assignor or any of its assets or properties may be bound or conflict with, require any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing under, or result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of Assignor's obligations under, result in the loss of Assignor's rights under, result in the vesting or enhancement of any other person's rights under or result in the creation of any Lien upon any of the Acquired Assets or businesses pursuant to (i) the certificate of incorporation, as amended, or by-laws of Assignor or any of its Affiliates or any shareholders' agreement that directly or indirectly is of relevance to the operation of Assignor, (ii) any Material Contract or Assumed Contract or (iii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease or other Contract to which Assignor is a party or by which Assignor or any of Assignor's assets is bound (in all of the foregoing cases whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event).

          4.4. Contracts and Commitments. Section 4.4 of the Disclosure Schedule lists each of the following agreements, understandings, arrangements or commitments ("Contracts"), to the extent such Contract relates to any Acquired Asset:

             (a) All Contracts between Assignor and any Affiliate(s) of any Insider or any member of any Insider's family;

             (b) All purchase orders and contracts of Assignor outstanding as of the date of this Agreement;

             (c) All Contracts relating to research and development conducted or to be conducted by or on behalf of Assignor, including clinical trial and testing Contracts;

             (d) All Contracts pursuant to which Assignor licenses or has otherwise obtained from another person any right to use any of the Subject IP and all Contracts pursuant to which Assignor has licensed or otherwise assigned or transferred or agreed to license, assign or transfer to another person any right to any of the Subject IP;

             (e) All confidentiality and nondisclosure Contracts, assignment of rights or inventions Contracts and non-competition Contracts and covenants under which Assignor or, any Assignor Affiliate that has been, is or will be engaged in the Exploitation of any Acquired Asset, is obligated and any Contract restricting Assignor or any Assignor Affiliate from Exploiting any Acquired Asset anywhere in the world;

             (f) All Contracts relating to Liens on the Acquired Assets;

             (g) All loan Contracts or other Contracts relating to debt obligations for borrowed money, all guarantees of or Contracts to acquire debt obligations of any person and all Contracts relating to loans made by Assignor to any person, including all Contracts relating to Liens intended to secure any such loan, debt obligation or guarantee;

             (h) All Contracts relating to the settlement of any Litigation Matter executed after January 1, 2006 or currently in effect; and

             (i) All other Contracts of Assignor that affect any Acquired Asset thereof that are not otherwise disclosed herein.

For purposes of this Agreement, each Contract listed in Section 4.4 of the Disclosure Schedule shall be a "Material Contract." Section 4.4 of the Disclosure Schedule also sets forth a description of all negotiations currently in process or contemplated that relate to any Material
Contract.

          4.5. Material Contracts; No Default; Assumed Contracts and Commitments; No Default.

             (a) Assignor has delivered to Assignee true, correct and complete copies of all Material Contracts and all Assumed Contracts.

             (b) All Material Contracts and Assumed Contracts are valid and in full force and effect, enforceable against and by Assignor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally.

             (c) All Material Contracts and Assumed Contracts were entered into by Assignor in the normal, usual and ordinary course of business and no other party thereto has asserted any right of defense, setoff or counterclaim with respect to any amount due or becoming due thereunder to Assignee after the Closing arising from events which precede the Closing Date.

             (d) Assignor is not in default in the performance of any of its obligations under any Material Contract or Assumed Contract; no default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute an event of default by Assignor under any Material Contract or Assumed Contract; no other party thereto is in default under any Material Contract or Assumed Contract; and there has not occurred any event or condition which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any person under any Material Contract or Assumed Contract. No notice has been received by Assignor claiming any default by Assignor under any Material Contract or Assumed Contract or indicating the intention of any other party thereto to amend, modify, rescind, terminate or default under any Material Contract or Assumed Contract, and Assignor is not aware of any threat thereof or basis therefore, and Assignor has not waived any material right under or with respect to any Material Contract or Assumed Contract.

          4.6. Title to the Acquired Assets. Assignor has the full right to sell, transfer, and assign all of the Acquired Assets to Assignee, a nd has good and marketable title thereto, free and clear of all Liens. Following the Closing, Assignee will be the lawful owner of, and have good title to, the Acquired Assets, free and clear of all Liens. None of the Acquired Assets is in the possession, custody or control of any person other than Assignor.

          4.7. Matters Relating to the Acquired Assets.

             (a) Section 4.7(a) of the Disclosure Schedule provides a true, correct and complete list of the following (the "Product Data"):

         (i) All locations at which Acquired Assets are located as of the Closing Date (including locations owned or controlled by third parties); and

         (ii) A purchase item file, including names and addresses of all suppliers and subcontractors for all items currently used in connection with any Acquired Asset.

             (b) No officer, director, employee or stockholder of Assignor has any proprietary interest in a Bioprocessing product, system, method or process constituting an Acquired Asset.

          4.8. Litigation; Other Claims.  Section 4.8 of the
Disclosure Schedule provides a true, correct and complete list and brief description of all pending, resolved, or threatened
Litigation Matters.

          4.9. Licenses and Permits; Regulatory Filings; Legal
Compliance.
             (a) Section 4.9(a) of the Disclosure Schedule provides a true, correct and complete list of:

         (i) all licenses, permits, orders, franchises, certificates, and other governmental authorizations, consents, rights, concurrences, registrations and approvals issued by any Governmental Authority that are specifically related to any Acquired Asset (collectively, the "Permits"); and

         (ii) to the extent not listed pursuant to Section 4.9(a)(i), all Regulatory Correspondence of Assignor related to the Acquired Assets.

             (b) All the Permits are valid and in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete when submitted, and there is no impediment to any renewal thereof. Assignor and its Affiliates are in compliance with the respective requirements, conditions and provisions of all Permits and neither Assignor, nor any Assignor Affiliate has been informed by any Governmental Authority or any lawyer or consultant of Assignor or any Assignor Affiliate of any deficiency with respect to any Permit. No proceeding is pending or, to the Knowledge of Assignor or any Assignor Affiliate, threatened to revoke or amend any of such Permits nor are there facts or circumstances of which Assignor or any Assignor Affiliate is aware which form a basis upon which a Governmental Authority reasonably could seek to revoke or amend any Permit. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a modification, impairment, revocation, suspension or limitation of any Permit. No Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

          4.10. Conduct of Business in Compliance with Regulatory
Requirements; Warranties.

             (a) Assignor is in compliance with all Law applicable to any Acquired Asset or the Exploitation of any Acquired Asset. Since January 1, 2006, neither Assignor, nor any Assignor Affiliate has been restrained in the Exploitation of any Acquired Asset or Assignor Product.

             (b) Neither Assignor nor any Assignor Affiliate has made any false statement in, or material omission from, the applications, approvals, reports, or other submissions to the United States Patent Office, foreign patent office or other Governmental Authorities.

             (c) Since January 1, 2006, neither Assignor, nor any Assignor Affiliate has made any false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for the United States Patent Office, foreign patent office or other Governmental Authorities relating to any Acquired Asset.

             (d) Neither Assignor nor any Assignor Affiliate has made or offered any payment, gratuity, or other thing of value that is prohibited by any Law to personnel of the United States Patent Office, foreign patent office or other Governmental Authorities in connection with the approval of any patent application related to an Acquired Asset.

          4.11. Subject IP.

              (a) Issued Patents and Patent Applications. Neither Assignor nor any Assignor Affiliate owns or otherwise holds any ownership interest in any issued patents or Patent Rights included in the Subject Patent Rights other than the license rights set forth in the Subject License and Subject Sublicenses. Section 4.11(a) of the Disclosure Schedule provides a true, complete and correct list of all patents, applications for such patents, within the Subject Patent Rights, including the title, filing date, serial number and respective patent number.

              (b) Title and Transfer. Pursuant to this Agreement, at the Closing, Assignor will transfer to Assignee all of its right, title and interest in and to all Subject IP, free and clear of all Liens. Except pursuant to the Subject Sublicenses included in the Acquired Assets: Assignor has not granted to any person any license, option or other rights to Exploit any Subject IP, including any Bioprocessing product, method or systems, whether requiring the payment of royalties or not; Assignor is not obligated to grant to any other person any license, option or other rights to Exploit any Subject IP, including any Bioprocessing product, method, systems or items, whether requiring the payment of royalties or not, and is not obligated (now or in the future) to make any payments to any third person with respect to any Subject IP, Subject Patent Right or other Acquired Asset whether by way of royalties, fees or otherwise (except pursuant to the Subject License and Subject Sublicenses and for maintenance and renewal fees payable to Governmental Authorities).

              (c) Validity; Patentability.  Except as set forth in
Section 4.11(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of Assignor, threatened Litigation Matter (and Assignor has received no notice) (i) contesting the patentability, validity, enforceability, ownership or right to use, assign, license or dispose of any intellectual property right included in the Subject IP, or (ii) asserting that any Subject IP or Subject Patent Right (or the Exploitation of any Subject IP or Subject Patent Right or other Acquired Asset) conflicts or will conflict with the intellectual property rights of any other person. Assignor has received no legal opinion (written or oral) from an attorney or patent agent regarding the Subject IP that has not been disclosed to Assignee.

              (d) Misappropriation; Non-Infringement. Assignor has not misappropriated any patent, invention, process, method, compound, design, formula or other proprietary or intellectual property rights of any third person that are incorporated in the Subject IP or in any way relate to Bioprocessing. The practice of the Subject IP, in the manner practiced by or on behalf of Assignor in the Exploitation of any Bioprocessing item does not infringe or otherwise violate any proprietary or intellectual property right of any third person. There are no rights owned by Assignor or Assignor Affiliate or any other person that would prevent the Exploitation by Assignee of the Subject IP, or any other Acquired Asset within its terms. Assignor has received no notice of any infringement or alleged infringement relating to the Subject IP or the Acquired Assets and, to the Knowledge of Assignor, there is no threat thereof or basis therefor.

              (e) No Conflict. The execution, delivery and performance by Assignor of this Agreement and the other Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event): constitute a breach of or result in a modification of any Contract to which Assignor is a party or relating to any Subject IP, Subject License or Subject Sublicense, or cause the (or give rise to a right of) forfeiture or termination of any Subject IP, Subject License or Subject Sublicense or impair the right of Assignor or Assignee to Exploit any Bioprocessing item, any Subject IP, Subject License or Subject Sublicense.

              (f) Sufficiency. The Subject IP, Subject License and Subject Sublicenses constitute all intellectual property rights used by, owned by or licensed to (or otherwise available to) Assignor or any Assignor Affiliate that are or have been used or held for use in Bioprocessing through the Exploitation of the Acquired Assets. Assignor does not have knowledge of any intellectual property rights (other than the Subject IP, Subject License and Subject Sublicenses) that are used or reasonably necessary for the Exploitation of the Acquired Assets.

              (g) Trade Secrets. Except as permitted by the Subject License and Subject Sublicenses included in the Acquired Assets, Assignor is the sole owner of all Trade Secrets, free and clear of all Liens. Assignor has not misappropriated any of the Trade Secrets. Neither Assignor nor any Assignor Affiliate, nor to Assignor?s Knowledge, any other person, has taken or omitted to take any action that has made or may make the Trade Secrets part of public knowledge or literature, or used, divulged, or appropriated the Trade Secrets for the benefit of any person other than Assignor or to the detriment of Assignor.
Assignor has taken reasonable steps to protect the confidentiality of all Trade Secrets, including entering into confidentiality and assignment agreements with all Assignor Affiliates having access to Confidential Information relating to any Acquired Asset and prohibiting them from disclosing such information or using the same for their own benefit, for the benefit of any person other than Assignor or to the detriment of Assignor. To the Knowledge of Assignor, no person is in breach of any such confidentiality and assignment agreement in any respect that could negatively affect the Subject IP, Subject License or Subject Sublicenses or Assignor's or Assignee's rights therein.

              (h) Insiders and Assignor Affiliates. No part of the Subject IP is owned by, licensed from or licensed to any Insider or any Assignor Affiliate.

          4.12. Financial Statements. Assignor has delivered to Assignee unaudited balance sheets of Seller as at September 30, 2010 and
September 30, 2011 and the unaudited statements of operations for the 12 month periods ended September 30, 2010 and September 30, 2011 and the three month periods ended September 30, 2010 and September 30, 2011, including in each case the notes thereto certified by Assignor's chief financial officer. The note to the September 30, 2011 Balance Sheet includes a note itemizing the individuals amounts of receivables and of payables as of September 30, 2011. Such financial statements fairly present the financial condition and the results of operations, of Assignor as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 4.12 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Since September 30, 2011, there has not been any change in the assets, liabilities, financial condition or operating results of Assignor from that reflected in the financial statements referred to in this Section 4.12, except changes in the ordinary course of business that have not caused, in the aggregate, a material adverse effect on the financial condition, business, operations or prospects of Assignor.

         4.13. Environmental Matters. Assignor is in compliance with applicable Environmental Law.

          4.14. Absence of Certain Liabilities. Assignor has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent), which have had or have a reasonable probability of having a Material Adverse Effect.

          4.15. Investment Representations. Assignor is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Assignor is acquiring the Shares for its own account and has and will have on the Closing Date no current arrangements or understandings for the resale or distribution to others and will only resell the Shares or any part thereof pursuant to an effective registration statement or an available exemption under applicable Law. The Assignor does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or interest in any of the foregoing securities. The Assignor acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Assignor's representations as expressed herein or otherwise made pursuant hereto, and the Shares cannot be disposed of unless they are subsequently registered under the Securities Act and applicable state laws or an exemption from such registration is available. The Assignor understands and agrees that the Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law, the Certificate of Incorporation or Bylaws of SI, as the same may be amended from time to time, the Escrow Agreement or by any other agreement between SI and Assignor:

"THE SHARES REPRESENTED BY THIS CERTIFICATE
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES
LAWS AND MAY NOT BE TRANSFERRED, SOLD,
PLEDGED OR HYPOTHECATED EXCEPT (A) PURSUANT
TO AN EFFECTIVE REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933, AS AMENDED, AND
APPLICABLE STATE SECURITIES LAWS, OR (B) THE
COMPANY RECEIVES AN OPINION OF  COUNSEL OR
OTHER EVIDENCE REASONABLY SATISFACTORY TO
THE COMPANY AND ITS COUNSEL THAT THE PROPOSED
TRANSACTION IS EXEMPT FROM REGISTRATION UNDER
THE SECURITIES ACT AND APPLICABLE STATE
SECURITIES LAWS."

          4.16. Brokerage. There has been no intermediary or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby on behalf of Assignor or any Assignor Affiliate. Assignee shall not be responsible for, and Assignor hereby indemnifies Assignee and SI against, any commission or other compensation due or becoming due with respect to any such transactions as a result of the engagement of any such person by Assignor or any Assignor Affiliate.

          4.17. Disclosure. The representations and warranties contained in this Section 4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

       5. Representations and Warranties of Assignee and SI. As a material inducement to Assignor to enter into this Agreement and each of the other Related Documents to which it is a party, Assignee and SI hereby severally represent and warrant to Assignor that the following statements are true and correct as of the date of this Agreement:

          5.1. Due Organization. Each of Assignee or SI is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each has corporate power to own its properties and to conduct its businesses as currently owned and conducted and to execute, deliver and perform this Agreement.

          5.2. Authorization; Binding Obligations. Each of Assignee and SI has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement and the other Related Documents to which it is a party, without need for any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing with any Governmental Authority or other person. The execution, delivery and performance by Assignee and SI of this Agreement and the other Related Documents to which it is a party and the consummation by Assignee and SI of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Assignee and SI. This Agreement and the other Related Documents to which Assignee or SI is a party evidence the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally. This Agreement and each other Related Document to which Assignee is a party have been duly and validly executed and delivered by Assignee. This Agreement and each other Related Document to which SI is a party have been duly and validly executed and delivered by SI.

          5.3. No Default or Violation. The execution, delivery and performance by Assignee and SI of this Agreement and the other Related Documents to which it is a party and the consummation by Assignee and SI of the transactions contemplated hereby and thereby do not, and will not (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event), conflict with any provision of the certificate of incorporation or bylaws of Assignee or of SI, and do not, and will not (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event), violate any Law to which Assignee or SI or any of its properties is subject.

          5.4. Securities Filings. Assignee has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since June 30, 2008, each of which has complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, each as in effect on the date so filed (collectively, the "SEC Filed Documents". The SEC Filed Documents are available on the SEC's website at www.sec.gov. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Filed Documents contained a material fact or omitted or to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.5. Brokerage. There has been no intermediary or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby on behalf of Assignee or SI. Assignor shall not be responsible for, and Assignee and SI hereby indemnify Assignor against, any commission or other compensation due or becoming due with respect to any such transactions as a result of the engagement of any such person by Assignee or SI.

          5.6. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Escrow Agreement and applicable state and federal securities laws and liens or encumbrances created by or imposed by Assignor. Assuming the accuracy of the representations and warranties of Assignor contained in Section 4.15 of this Agreement, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

       6. Conditions Precedent to Closing

          6.1. Conditions to Each Party's Obligations under this
Agreement. The respective obligations of each Party under this Agreement shall be subject to the fulfillment as of the Closing of the following conditions:

              (a) Injunctions. No Party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement and the other Related Documents;

              (b) Approvals and Authorizations. All necessary registrations, qualifications, consents, approvals, authorizations, licenses or orders of all Governmental Authorities required to consummate the transactions contemplated by this Agreement and the other Related Documents shall have been obtained and shall remain in full force and effect and all waiting periods relating to such registrations, qualifications, consents, approvals, authorizations, licenses or orders shall have expired; and

              (c) Litigation. There shall not be any pending or threatened Litigation Matter that shall seek to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement and the other Related Documents.

          6.2. Conditions to Obligations of Assignee and SI. The obligations of Assignee and SI to complete the transactions to be consummated at the Closing are subject to the satisfaction as of the Closing of all of the following conditions (or the waiver thereof by Assignee and SI):

             (a) Each of the representations and warranties of Assignor in this Agreement shall be true and correct as of the Closing Date
(except to the extent such representations and warranties speak as of an earlier date, with respect to which such representations and warranties shall be true and correct as of such earlier date);

             (b) Assignor shall have duly complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by Assignor at or before the Closing;
             (c) Assignor shall have amended its certificate of incorporation to change its name to "BioDox R&D Corporation";

             (d) Assignor shall have executed and delivered to Assignee, a Research and Development Agreement in the form of Exhibit C hereto
(the "R&D Agreement") to provide research and development services on behalf of Assignee with respect to Bioprocessing and the Acquired Assets;

             (e) Dr. Qualitz, Dr. Alexander and Dr. Govind Rao shall have executed and delivered to SI and the Assignee Non-Competition Agreements in the form of Exhibit D with respect to Dr. Qualitz and Exhibit D-1 with respect to Drs. Alexander and Rao hereto.

             (f) This Agreement and the R&D Agreement shall have been approved by the Board of Directors of Assignor and the owners of at least 66 2/3 % of the outstanding shares of each class of capital stock of Assignor.

             (g) Assignor shall have delivered to Assignee and SI, the written consents of UMBC and each of the Subject Sublicensees (other than SI) to the assignment of the related license and sublicenses to the Assignee provided herein.

             (h) Assignee and SI shall have received the opinion of Cooley LLP, counsel to Assignor, dated as of the Closing Date, substantially in the form set forth in Exhibit E to this Agreement;

             (i) Assignor shall have executed and delivered to Assignee such bills of sale and other instruments of transfer and assignment, including license assignments in recordable form, and such other documents (including any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as Assignee may reasonably request, as shall be necessary to vest in Assignee all right, title and interest in and to the Acquired Assets free and clear of any and all Liens other than the Assumed Liabilities;

             (j) There shall not be any pending or threatened Litigation Matter that shall affect the right of Assignee to own, use or control any Acquired Asset or Assignee's title therein after the Closing Date;

             (k) There shall not have been any Material Adverse Effect (whether or not covered by insurance) nor shall Assignor have suffered the loss or expiration of any License or Sublicense, Permit or any material adverse change to any Assumed Contract;

             (l) Assignor shall have obtained and filed releases with respect to all Liens of record with respect to the Acquired Assets;

             (m) Assignor shall have executed and delivered to Assignee each of the Related Documents to which it is a party;

             (n) Assignee shall have received from Assignor a certificate, dated as of the Closing Date, executed by the Secretary of Assignor, certifying the incumbency of each person executing this Agreement or any other Related Document on behalf of Assignor, and the authenticity of the Board of Directors and stockholder resolutions authorizing the transactions contemplated by this Agreement and the other Related Documents to which Assignor is a party.

             (o) SI shall have received a copy of the Amendment to the Articles of Organization of Assignor changing its name to BioDox R&D Corporation, certified by the Secretary of the Commonwealth of Massachusetts.

             (p) Assignee shall have received from Assignor a certificate, dated as of the Closing Date, executed by the President of Assignor, certifying that the conditions specified in the preceding clauses of this Section 6.2 have been fulfilled; and

          6.3. Conditions to Obligations of Assignor. The obligations of Assignor to complete the transactions to be consummated at the Closing are subject to the satisfaction as of the Closing of all of the following conditions (or the waiver thereof by Assignor):

             (a) Each of the representations and warranties of Assignee and SI in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, with respect to which such representations and warranties shall be true and correct as of such earlier date);

             (b) Assignee and SI shall have duly complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by Assignee and SI at or before the Closing;

             (c) Assignee shall have executed and delivered to Assignor the R&D Agreement.

             (d) Assignee and SI shall have executed and delivered to Assignor each of the other Related Documents to which it is a party;

             (e) Assignor shall have received from Assignee a certificate, dated as of the Closing Date, executed by an officer of Assignee, certifying that the conditions specified in the preceding clauses of this Section 6.3 have been fulfilled;

             (f) Assignor shall have received from Assignee and from SI a certificate, dated as of the Closing Date, executed by its respective Secretary or Assistant Secretary, certifying the incumbency, respectively, of each officer of Assignee and of SI executing this Agreement or any other Related Document to which Assignee or SI is a party, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Related Documents to which Assignee or SI is a party; and

             (g) Assignor shall receive the portion of the Purchase Price payable or issuable to it at Closing.

       7. Post-Closing Matters

          7.1. Covenant of Further Assurances

             (a) Assignor shall, at any time and from time to time after the Closing Date, upon the reasonable request of Assignee, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Assignee may reasonably request to perfect the transfer of any and all of the Acquired Assets that are to be sold, transferred and assigned to Assignee under this Agreement or any of the other Related Documents (including taking any actions necessary to assure Assignor's proper corporate authorization with respect to the transactions contemplated by this Agreement and the other Related Documents) and to deliver or cause to be delivered such Acquired Assets to Assignee in accordance with the terms of this Agreement and the other Related Documents. In addition, Assignor shall use commercially reasonable efforts to obtain for Assignee all such consents, licenses, permits and approvals as may be required for Assignor to perform its obligations under this Agreement or under the other Related Documents or as are necessary or desirable to accomplish the purchase and sale of the Acquired Assets or to enable Assignee to fully Exploit any Acquired
Asset, and to provide to Assignee any records or other data relating to any Acquired Asset which were not previously delivered to Assignee.

             (b) Assignor, Assignee and SI shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as such Party may from time to time reasonably require, whether on or after the Closing, for the purpose of giving to such other Party or Parties the full benefit of all of the provisions of this Agreement and the other Related Documents.

          7.2. Payment of Taxes. Assignor shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes that shall become due or shall have accrued on account of Assignor's ownership of the Acquired Assets, Taxes arising from gains realized by Assignor resulting from any of the transactions contemplated by this Agreement, and Taxes related to the transfer of the Acquired Assets to Assignee.

          7.3. Defense of Claims and Litigation. At all times from and after the Closing Date, and without charge except for reimbursement of out-of-pocket expenses, each Party shall consult, confer and cooperate in good faith on a reasonable basis with the other Parties (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Litigation Matter against such other Party or Parties or any of its Affiliates by any third person that relates to any Acquired Asset or any Assumed Liability or any matter that, directly or indirectly, arises therefrom, whether known at the Closing Date or arising thereafter. The foregoing notwithstanding, to the extent the indemnification provisions of this Agreement or the provisions of the R&D Agreement apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

          7.4. Retention of Records. Assignor agrees to retain and cause its Affiliates to retain, any material books, records, documents, instruments, accounts, financial information, Tax information, production records, employment records, correspondence, writings, evidences of title and other papers or information (i) relating to the Acquired Assets as Assignor possessed or controlled immediately before the Closing and did not transfer to Assignee hereunder and (ii) relating to the performance by Assignor of its obligations under this Agreement and the other Related Documents for seven (7) years following Closing Date or for such longer period as may be required by any Law applicable to Assignee or any of its Affiliates and, in any event, to notify
Assignee prior to the destruction of any of such materials and, upon the request of Assignee, to turn over to Assignee any of such materials.

          7.5. Sharing of Data. Assignee shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such material books, records, documents, instruments, accounts, financial information, Tax information, production records, employment records, correspondence, writings, evidences of title, and other papers or information to the extent that they relate to (i) the Acquired
Assets or (ii) the performance by Assignor of its obligations under this Agreement or the other Related Documents for the limited purposes of complying with applicable Law and defending against a claim or litigation relating to any Acquired Asset. Such access will be subject to the confidentiality obligations of this Agreement.

          7.6. Confidentiality.

              (a) Obligation. Until the date which is seven (7) years following Closing Date (or, with respect to Trade Secrets, indefinitely), Assignor shall, and shall secure the agreement of its Affiliates, to, keep confidential and not disclose to any third person or use, any Confidential Information relating to any Acquired Asset, including, by way of example, any aspect of any Subject IP, Subject License or Subject Sublicense that has not previously been made public and any vendor lists, specifications, formulae, know-how, or other proprietary data.

              (b) Exceptions. Assignor may disclose Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation, to comply with applicable Law, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a Governmental Authority, provided that, other than with respect to disclosure for protecting intellectual property rights in which such disclosure is required by applicable Law, Assignor shall (i) use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, and (ii) unless precluded by applicable Law from doing so, give advance notice to Assignee and SI sufficiently in advance of the proposed disclosure so as to permit Assignee or SI to have the opportunity to object to such disclosure or otherwise protect its Confidential Information.

       8. Non-Competition Covenant.

             (a) Until a date five years from the Closing Date, Assignor agrees not to, and shall secure the agreements of Assignor Affiliates not to, directly or indirectly, participate or engage in the following activities or businesses within the United States of America, South America, Europe or Asia ("Competitive Activities"): (i) developing or providing products or services which compete with the Bioprocessing Business of the Assignee or of SI; (ii) soliciting, or endeavoring to entice away, any person or entity who is or was a customer of SI or any other subsidiary of SI, including Assignee (collectively, a "Protected Entity") or encouraging any such person or entity to use any products or services which compete with the Bioprocessing Business if offered by anyone other than a Protected Entity; (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clauses (i) or (ii) above and (iv) directly or indirectly soliciting, recruiting or hiring any person employed by a Protected Entity.

             (b) Notwithstanding anything to the contrary contained in this Section 1, the foregoing covenant in Section 8(a) shall not be deemed breached as a result of the ownership by the Assignor and Assignor Affiliate of less than an aggregate of (i) three percent (3%) of any class of stock of an entity engaged in Competitive Activities; provided, that such stock is listed on a national securities exchange or is quoted on the National Market System of the Nasdaq Stock Market or (ii) two percent (2%) in value of any instrument of indebtedness of an entity engaged in Competitive Activities.

       9. Indemnification Provisions

          9.1. Indemnification.

              (a) Assignee's and SI's Indemnification Obligations. On and after the Closing Date, Assignee and SI by this Agreement agree to indemnify, defend and hold harmless Assignor and each of its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the "Assignor Indemnified Parties") from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney?s fees and other costs of defense, costs of enforcing indemnification provisions, and expenses of investigation) (collectively, "Damages") imposed on, sustained, incurred or suffered by or asserted against any of them, as and when the same are incurred by any Assignor Indemnified Party, directly or indirectly, in respect of, but only in respect of:

         (i) any breach of Assignee's or SI's representations and warranties contained herein or in any certificate delivered by Assignee or SI pursuant to the terms of this Agreement;

         (ii) Assignee's or SI's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings under this Agreement; and

         (iii) the Assumed Liabilities.

Assignee and SI shall not be responsible for any Damages to the extent that such Damages are due to the negligence or willful misconduct of Assignor or an Assignor Affiliate.

         (b) Assignor's Indemnification Obligations. On and after the Closing Date, Assignor by this Agreement agrees to indemnify, defend and hold harmless Assignee and SI and each of their respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Assignee Indemnified Parties"), from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against any of them, as and when the same are incurred by any Assignee Indemnified Party, directly or indirectly, but only in respect of:

         (i) any breach of Assignor's or SI's representations and warranties contained herein or in any certificate delivered by Assignor pursuant to the terms of this Agreement;

         (ii) Assignor's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings under this Agreement;

         (iii) all claims alleging that the Exploitation of any Acquired Asset as such Acquired Asset exists as of the Closing Date infringes any intellectual property right of a third party;

         (iv) all Excluded Liabilities (which term includes all Assignor-Related Claims);

         (v) all claims, actions or proceedings, or threatened claims, actions or proceedings, relating to or arising from any of the transactions contemplated by this Agreement that may be brought or made by any person having contractual or business relations with Assignor on or before the expiration or termination of the R&D Agreement; and

         (vi) all claims, actions or proceedings, or threatened claims, actions or proceedings, relating to or arising from Assignee not properly acquiring ownership of any of the Acquired Assets.

Assignor shall not be responsible for any Damages to the extent that such Damages are due to the gross negligence or willful misconduct of Assignee or SI.

          9.2. Indemnification Procedure.

              (a) Claims Notice. Whenever any claim shall arise for indemnification under this Agreement (an "Indemnification Claim"), the person seeking indemnification (the "Indemnified Party") shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the Indemnification Claim ("Claim Notice"), which Claim Notice shall set forth such Indemnification Claim in reasonable detail. In the event of any such Indemnification Claim resulting from or in connection with any claim, demand or legal proceedings by a third party (a "Third-Party Claim"), the Claim Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Damages arising therefrom. The failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations under this

Section 9, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

              (b) Conflicts Between the Parties. If the Claim Notice does not involve a Third-Party Claim, and if the Indemnifying Party objects in writing within ten (10) business days of its receipt of the Claim Notice to any indemnity in respect of any such Claim Notice, then the Indemnifying Party and the Indemnified Party sending such Claim Notice shall attempt in good faith to agree upon the rights of the respective parties with respect to the Indemnification Claim to which the Claim Notice relates. If the Indemnifying Party and the Indemnified Party so agree, the Indemnifying Party shall promptly make the agreed-upon payment.

              (c) Third-Party Claims. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice with respect to a Third-Party Claim to assume the conduct and control of the settlement or defense of such the Third-Party Claim, through counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and at the Indemnifying Party's own expense, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and the fees and expenses of such counsel shall be borne by such Indemnified Party with no right to indemnification therefor unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnified Party reasonably concludes (based on the advice of counsel) that there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party, or
(iii) the Indemnifying Party has after a reasonable time failed to employ counsel to assume or to continue to maintain such defense, in each of which events the Indemnified Party may retain counsel which shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (but in no event shall the Indemnifying Party be obligated to pay fees and expenses of more than one firm for all Indemnified Parties). Except as otherwise provided in this Section 9.2(c), so long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnifying Party shall have the exclusive right to conduct and control the defense of the Third-Party Claim and the Indemnified
Party shall not pay or settle any such Third-Party Claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's Claim Notice with respect to a Third-Party Claim that it elects to undertake the defense thereof
(or does not fulfill its commitment to undertake such defense), the Indemnified Party shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The
Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the person asserting such Third-Party
Claim of an unconditional release from all liability with respect to such Third-Party Claim to all Indemnified Parties (i.e., Assignor Indemnified Parties or Assignee Indemnified Parties, as the case may be).

              (d) Third Party Beneficiaries. The Assignee Indemnified Parties and Assignor Indemnified Parties are intended to be third party beneficiaries of the rights granted under this Section 9.2 and to have the right to enforce such rights directly against the applicable
Indemnifying Party.

          9.3. Survival of Representation and Warranties. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance that either Assignor on one hand or Assignee or SI on the other hand may have as the result of such investigation or otherwise, the representations and warranties shall survive the Closing indefinitely.

       10. Miscellaneous.

          10.1. Waivers and Amendments.

             (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

             (b) No waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. Except as otherwise specifically provided herein, all rights and remedies under this Agreement are cumulative and are in addition to and not exclusive of any other rights and remedies provided by Law.

          10.2. Performance. Assignor acknowledges that money damages alone will not adequately compensate Assignee or SI for Assignor's or Assignor's Affiliates' breach of Section 7.6 or of Section 8, and, therefore, agrees that in the event of such breach or threatened breach, in addition to all other remedies available to Assignee or SI, at law, in equity or otherwise, Assignee or SI shall be entitled, if warranted, to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 10.2 is in addition to, and not in lieu of, any other rights or remedies Assignee or SI may have.

          10.3. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (a) delivered personally, effective on the date of delivery, (b) sent via an internationally recognized express international courier service, such as Federal Express or DHL, to be effective three (3) business days following deposit, or (c) sent by facsimile to be effective on the date of confirmed transmission, provided that a confirmation copy is sent no later than the next business day via an internationally recognized express international courier service, such as Federal Express or DHL. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

             (a) if to Assignor, to:

Fluorometrix Corporation
24 Timber Edge Road
Stow, Massachusetts 01775

Attention: Joseph E. Qualitz, President
       Telecopier No.: ___________

             (b) if to Assignee or SI, to:
70 Orville Drive
Bohemia, New York 11716
Attention:	Helena R. Santos, President
Telecopier No.:  (631) 567-5896

with a required copy to:
Reitler Kailas & Rosenblatt LLC.
885 Third Avenue, 20th floor
New York, New York 10022
Attention:	Leo Silverstein
Telecopier No.:  (212) 371-5500

          10.4. Expenses. Each Party hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not they are completed. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

          10.5. Publicity. Except as required by applicable Law (but only if the Party affected by such Law shall have given the other Party or Parties advance written notice of the specific manner in which such requirements affect or modify the obligations that would otherwise apply to such Party under this Section 10.5), no Party shall use the name of the other Parties or any Affiliate of the other Parties in any publicity or advertising without the prior written approval of the other Parties. Except as may be required by applicable Law (and subject to the advance written notice described in the previous sentence), no Party shall disclose any terms or conditions of this Agreement without the prior written consent of the other Parties; provided, that SI may, without the prior consent of Assignor, make such public disclosure as may be required by Law or regulations of any stock exchange or other Governmental Authority.

          10.6. Entire Agreement. This Agreement (including the Disclosure Schedule, the Appendices and the Exhibits) and the other Related Documents constitute the entire agreement between and among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, between the Parties in connection with such subject matter.

          10.7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of the State of New York without giving effect to any conflict-of-law provision. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in New York for any actions, suits or proceedings arising out of or relating to this Agreement (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document in accordance with Section 10.3 hereof shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the state and federal courts located in New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          10.8. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. References to Sections include subsections, which are part of the related Section. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to Law shall be deemed to refer to such Law as such Law may be in effect from time to time, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "or" shall have the inclusive meaning frequently identified with the phrase
"and/or." No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

          10.9. Modification. It is the intention of the Parties that this Agreement be enforced in accordance with its specific terms. However, if it should for some reason be contrary to public policy to effectuate the intentions of the Parties in interpreting this Agreement, the Parties have agreed as follows:

             (a) In the event that any court to which a dispute is submitted determines that any provision of this Agreement is invalid or unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the Parties agree that the court shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the decision may be appealed.

             (b) If the court shall determine that any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions of this Agreement shall remain in full force and effect. In all such cases, the Parties shall use their


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reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

          10.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          10.11. Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part of this Agreement. All capitalized terms defined in this Agreement which are used in the Disclosure Schedule or any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

          10.12. Counterparts and Facsimile Signatures. This Agreement, the Disclosure Schedule and all Exhibits hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement, the Disclosure Schedule and any Exhibits by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

          10.13. No Assignment by Assignor. This Agreement is personal to Assignee and SI, and Assignor shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Assignee and SI, which consent may be withheld for any reason. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. In addition, the rights to indemnification set forth in Section 9 shall inure to the benefit of and be enforceable by each of the indemnitees described therein. All assignees of this Agreement shall assume the assignor?s obligations under this Agreement in writing. Without the consent of Assignor, Assignee and SI may assign their respective rights under this Agreement and delegate its obligations under this Agreement, in whole or in part, to any person that shall acquire the Acquired Assets if such person shall assume their obligations under this Agreement in writing, or the merger or consolidation of Assignee or SI with or into, any other person. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this
Section 10.13 shall be void.

          10.14. Waiver of Jury Trial. EACH OF ASSIGNOR, ASSIGNEE AND SI BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH OR RELATED
TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS OR THE ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

                                 * * * * *

The remainder of this page has been intentionally left blank.



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       IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.


FLUOROMETRIX CORPORATION

By: /s/ Joseph Qualitz

   Name:  Joseph Qualitz
   Title: President

SCIENTIFIC BIOPROCESSING, INC.

By: /s/ Helena R. Santos

   Name:    Helena R. Santos
   Title:   President


SCIENTIFIC INDUSTRIES, INC.

By: /s/ Helena R. Santos

   Name:    Helena R. Santos
   Title:   President

                       Exhibit A

              Form of Escrow Agreement

            Please see attached document.

                       Exhibit B

               Form of Promissory Note

             Please see attached document.

                      Exhibit C

                Form of R&D Agreement

             Please see attached document.

                     Exhibit D

            Form of Non-Competition Agreement

              Please see attached document.

                   Exhibit D-1

            Form of Non-Competition Agreement

              Please see attached document.

                   Exhibit E-1


             Form of Legal Opinion

The following opinion (the "Opinion") will be subject to customary qualifications and exceptions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset
Purchase Agreement.

       1. Assignor is a corporation duly incorporated and validly existing under the laws of Commonwealth of Massachusetts. Assignor has the corporate power to execute and deliver the Transaction Agreements (as defined in the Opinion) to which Assignor is a party and to perform its obligations thereunder.

       2. The Transaction Agreements to which Assignor is a party have been duly authorized by all necessary corporate action on the part of Assignor and have been duly executed and delivered by Assignor.

       3.  	The Transaction Agreements to which Assignor is a party
constitute the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights and remedies generally and by equitable principles of general application.

       4.	The execution and delivery of the Transaction Agreements to
which Assignor is a party and the performance by Assignor of their respective terms (a) will not breach or result in a violation of Assignor's certificate of incorporation or bylaws, (b) will not breach any judgment, order or decree of any domestic court or arbitrator, known to us, to which Assignor is a party or may be bound; and (c) will not constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any of the Material Agreements (as defined in the Opinion).

       5. Except as disclosed in the Agreement or the exhibits and schedules delivered in connection therewith, there is, to our current actual knowledge, no action, suit or proceeding pending against Assignor or its properties in any court or before any Governmental Authority which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge the Transaction Agreements to which Assignor is a party or any of the transactions contemplated thereby.